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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
  Stubbs,       Neal           S.             Statement                     Trading Symbol                      of Original
  ------------------------------------------      (Month/Day/Year)         Global Energy Group, Inc. -GENG       (Month/Day/Year)
     (Last)     (First)     (Middle)             10/12/01                ----------------------------------           N/A
   929 Oakfield Drive                    ----------------------------  5. Relationship of Reporting        -----------------------
  -----------------------------------------3. IRS Identification            Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
  Branden          Florida     33511          Person, if an Entity              Director     X  10% Owner         applicable line)
  ------------------------------------------      (Voluntary)               ----            ----               X  Form filed by
      (City)      (State)      (Zip)       ----------------------------         Officer         Other         --- One Reporting
                                                                            ----(give title ----(specify          Person
                                                                                 below)          below)           Form filed by
                                                                                                              --- More than One
                                                                                                                  Reporting Person

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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock, $.001 par value                  3,340,039                        D                             --
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(1)  If the form is filed by more than one reporting person, see Instruction
     5(b)(v).
     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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N/A
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Explanation of Responses:



                                                          /s/ Neal S. Stubbs        (1)      10/22/01
                                                        -------------------------------   -------------
                                                         Signature of Reporting Person         Date
                                                          Neal S. Stubbs


(1)Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.